EXHIBIT 99.1

Edesa Biotech Reports Fiscal 1st Quarter 2024 Results

TORONTO, ON / ACCESSWIRE / February 9, 2024 / Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three months ended December 31, 2023 and provided an update on its business.

During the first fiscal quarter, the company secured funding of up to C$23 million from the Canadian government toward the development of Edesa's ARDS (Acute Respiratory Distress Syndrome) drug candidate, EB05 (paridiprubart), a portion of which is conditionally repayable. Canadian regulators also approved the company's proposal to harmonize clinical trial designs in the U.S. and Canada for the current Phase 3 trial of EB05. Edesa intends to evaluate paridiprubart in a broader ARDS population as well as file an investigational new drug application (IND) for a Phase 2 study in pulmonary fibrosis. The company is planning for a Phase 2 study of its anti-CXCL10 monoclonal antibody in moderate-to-severe nonsegmental vitiligo patients.

"We believe that the positive momentum that Edesa demonstrated at the beginning of the year puts us on a solid path to advance our respiratory and dermatology assets, including strategic discussions with potential commercialization and licensing partners,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech. “Engagements with regulatory agencies have also been productive, and Edesa is on track with key regulatory submissions, including clearance of INDs for our vitiligo and fibrosis projects.”

Edesa's Chief Financial Officer Stephen Lemieux reported that the company continues to benefit from the flexibility of its business model as it advances its clinical programs. “With our government funding and access to capital, we have extended our cash runway, with the option to ramp up our development activities in vitiligo and pulmonary fibrosis through potential partnerships, non-dilutive programs, direct investments in projects and other financings,” he said.

Mr. Lemieux reported that Edesa is evaluating potential partnerships and funding opportunities to complete a future Phase 3 study of its dermatitis drug candidate, EB01 (1.0% daniluromer cream), following favorable Phase 2b results reported during the first fiscal quarter. “We believe that Allergic Contact Dermatitis represents a large untapped growth market for the dermatology sector. We believe our first-in-class drug candidate offers a potential new treatment paradigm for this market and we are looking forward to advancing program one step closer to commercialization.”

Financial Results for the Three Months Ended December 31, 2023

Total operating expenses decreased by $0.5 million to $1.9 million for the three months ended December 31, 2023 compared to $2.4 million for the same period last year.

Research and development expenses decreased by $0.7 million to $0.7 million for the three months ended December 31, 2023 compared to $1.4 million for the same period last year primarily due to decreased external research expenses related to the company’s EB01 study, which was completed during the current period, while expenses for the company’s ongoing EB05 clinical study remained relatively unchanged from the prior period.

1

General and administrative expenses increased by $0.1 million to $1.1 million for the three months ended December 31, 2023 compared to $1.0 million for the same period last year primarily due to increased fees for professional services and noncash share-based compensation.

Total other income increased by $136,000 to $179,000 for the three months ended December 31, 2023 compared to $43,000 for the same period last year primarily due to an increase in reimbursement funding from the Canadian government's Strategic Innovation Fund.

For the quarter ended December 31, 2023, Edesa reported a net loss of $1.7 million, or $0.54 per common share, compared to a net loss of $2.3 million, or $0.89 per common share, for the quarter ended December 31, 2022.

Working Capital

At December 31, 2023, Edesa had cash and cash equivalents of $4.3 million and working capital of $3.4 million.

Calendar

Edesa management plans to participate in the American Contact Dermatitis Society Annual Meeting on March 7, 2024, the American Academy of Dermatology Annual Meeting from March 8-12, 2024 and BIO Europe Spring 2024 from March 18-20, 2024. Attendees interested in meeting with management can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. The company’s most advanced drug candidate is EB05 (paridiprubart), a monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. Edesa is currently evaluating EB05 in a Phase 3 study as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. The company has also received regulatory approval to conduct a Phase 2 trial its EB06 (anti-CXCL10) monoclonal antibody as a treatment for vitiligo, a life-altering autoimmune disease that causes skin to lose its color in patches. In addition, Edesa is developing an sPLA2 inhibitor, EB01 (1.0% daniluromer cream), as a topical treatment for chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. Sign up for news alerts.  Connect with us on X (Twitter) and LinkedIn.

2

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s plans to evaluate paridiprubart in a broader ARDS population as well as file an IND for a Phase 2 study in pulmonary fibrosis; the company’s plans for a Phase 2 study of its anti-CXCL10 monoclonal antibody in moderate-to-severe nonsegmental vitiligo patients; the company’s belief that the positive momentum that Edesa demonstrated at the beginning of the year puts it on a solid path to advance its respiratory and dermatology assets, including strategic discussions with potential commercialization and licensing partners; the company’s belief that engagements with regulatory agencies have been productive, and the Edesa is on track with key regulatory submissions, including clearance of INDs for our vitiligo and fibrosis projects; the company belief that it has continued access to capital and government funding, it has extended its cash runway, and has the option to ramp up its development activities in vitiligo and pulmonary fibrosis through potential partnerships, non-dilutive programs, direct investments in projects and other financings; the company’s ongoing plans to evaluate potential partnerships and funding opportunities to complete a future Phase 3 study of EB01; the company’s belief that ACD represents a large untapped growth market for the dermatology sector; the company’s belief that EB01 is a first-in-class drug candidate that offers a potential new treatment paradigm for the dermatology market, and its plans to advance its EB01 development program one step closer to commercialization; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:Gary Koppenjan

Edesa Biotech, Inc.

(289) 800-9600

investors@edesabiotech.com

3

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	December 31, 2023	December 31, 2022

Expenses:
Research and development	$704,458	$1,357,338
General and administrative	1,152,971	1,020,967

Loss from operations	(1,857,429)	(2,378,305)

Other Income (Loss):
Reimbursement grant income	120,834	-
Other income (loss)	58,144	43,488

Net loss	(1,678,451)	(2,334,817)

Exchange differences on translation	(572)	(25,067)

Net comprehensive loss	$(1,679,023)	$(2,359,884)

Weighted average number of common shares	3,128,024	2,626,847

Loss per common share - basic and diluted	$(0.54)	$(0.89)

4

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	December 31, 2023	September 30, 2023

Assets:
Cash and cash equivalents	$4,267,787	$5,361,397
Other current assets	1,148,472	1,075,455
Non-current assets	2,415,531	2,453,585

Total Assets	$7,831,790	$8,890,437

Liabilities and shareholders' equity:
Current liabilities	$1,986,912	$1,821,864
Non-current liabilities	-	19,773
Shareholders' equity	5,844,878	7,048,800

Total liabilities and shareholders' equity	$7,831,790	$8,890,437

5

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	December 31, 2023	December 31, 2022

Cash flows from operating activities:
Net loss	$(1,678,451)	$(2,334,817)
Adjustments for non-cash items	229,388	360,872
Change in working capital items	42,535	182,850

Net cash used in operating activities	(1,406,528)	(1,791,095)

Net cash used in investing activities	-	-

Net cash provided by financing activities	305,742	2,911,775

Effect of exchange rate changes on cash and cash equivalents	7,176	58,608

Net change in cash and cash equivalents	(1,093,610)	1,179,288
Cash and cash equivalents, beginning of period	5,361,397	7,090,919

Cash and cash equivalents, end of period	$4,267,787	$8,270,207

6